Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 27, 2011

Registration Statement No. 333-168098

$1.0bln Toyota Auto Receivables 2011-A Owner Trust (TAOT)

Prime retail auto loans

Joint Bookrunners: BofAML (Struc), HSBC,  RBS

SEC Registered

Co-Managers: C, CA, CS, BAR, JPM, MZ, SAN, SMBC, TOUS, UBS

100% Pot

            NOTE           OFFER

CLS  $BAL(mm)  $AMT(mm)  M/S&P    WAL  PWIN    L.FINAL    BENCH      YLD    PRICE   CPN

==========================================================================

A1      356.800             ---------------------------------- NOT OFFERED -----------------------------------------

A2      273.000          259.350   Aaa/AAA   1.05      8-17     05/15/13   EDSF+ 17   0.614  99.99663  0.61

A3      263.900          250.705   Aaa/AAA   2.00     17-32    10/15/14    Swps+ 20   0.988  99.98816  0.98

A4        72.922            69.276   Aaa/AAA   3.06     32-40    05/15/15      IntS+ 27   1.567  99.99426  1.56

B          34.022             ---------------------------------- NOT OFFERED -----------------------------------------

==========================================================================

* SETTLES: 02/03/11

* BILL & DELIVER

: BofAML

* FIRST PAYMENT DATE: 03/15/11

* ERISA ELIGIBLE

: Yes

* EXPECTED RATINGS: M/S&P

* MIN DENOMS

: $1,000 by $1,000

* BLOOMBERG TICKER: TAOT 2011-A

* A2/A3/A4 CUSIPS: 89235XAB3 / 89235XAC1 / 89235XAD9

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may  not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith  Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.